Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Reports 3rd Quarter Earnings

•	Net income and fully diluted earnings per share for Q3’08, both of which were positively affected by significant gains on hedging activities, totaled $2.5 million and $0.06 per share, respectively
•	Cash provided by operations totaled $14.3 million in Q3’08, and $56.6 million for the nine months in 2008
•	Record shipments of 226.6 million gallons of ethanol in Q3’08
•	Corn costs for the third quarter of $5.78 per bushel remained lower than CBOT average of $5.82 per bushel
•	Purchase of minority interest in Nebraska Energy completed
•	Construction schedule for Aurora West expansion project extended

PEKIN, IL, (October 30, 2008) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released results for its third quarter and nine months ended September 30, 2008.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Our operations generated positive cash flow despite a difficult operating environment.  In the third quarter, we generated cash from operations of $14.3 million.  For the first nine months of 2008, we generated cash flow from operations totaling $56.6 million.  We continue to focus on operational excellence and on our net liquidity position given the cash requirements necessary to complete our new facilities.  Operationally and in the marketplace, we continue to be a leader in the ethanol sector.”

Third Quarter 2008 Financial Highlights

Net income for the quarter was $2.5 million, or $0.06 per diluted share, as compared to a net loss of $1.9 million, or $0.05 per diluted share, in Q2’08.  The net loss for Q2’08 included an $8.5 million loss related to auction rate securities.  Excluding this loss, the Company earned $6.6 million, or $0.16 per fully diluted share in Q2’08.  Gross profit in the current quarter was negatively affected by higher corn costs, higher conversion costs resulting from increased utility and maintenance costs, a lower of cost or market inventory adjustment and lower co-product returns.  In Q3’08, we recorded a non-cash lower of cost or market inventory adjustment of $4.7 million due to declining ethanol and corn prices.  Net income in Q3’08 was positively affected by significant gains on hedging activities, including gains on short corn positions and gains on short gasoline positions used to fix prices on gasoline-indexed ethanol contracts, and lower selling, general and administrative expenses.

Revenues in Q3’08 were flat at $599.5 million, as compared to $601.6 million in Q2’08, with higher volumes offset by lower pricing.  Co-product revenue decreased to $33.7 million in Q3’08 from $37.0 million in Q2’08, an 8.9% decrease, as a result of declines in co-product pricing approximating the decline in CBOT corn prices.  Total gallons of ethanol sold were 226.6 million gallons in Q3’08, versus 220.3 million gallons in Q2’08, primarily reflecting increased supply as gallons sourced from marketing alliance partners increased along with purchase/resale transactions.  We also added 5.6 million gallons to inventory during the third quarter.  The average gross sales price of ethanol in Q3’08 was $2.47 per gallon, down from $2.50 per gallon received in Q2’08.

Our average inventory cost of $2.08 per gallon at the end of Q3’08 (including the effect of the lower of cost or market inventory adjustment) versus $2.28 at the end of Q2’08, using our weighted-average FIFO approach to calculating inventory, reflects the decline in ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q2’08 with a $2.28 per gallon value as prices decreased during Q3’08 was a negative impact to cost of goods sold of approximately $7.3 million.  This impact includes the non-cash lower of cost or market inventory adjustment of $4.7 million recorded in Q3’08.  Rising prices throughout the second quarter of 2008 had positively impacted cost of goods sold by approximately $13.7 million in the same manner in Q2’08.

Gallons sold in Q3’08 totaled 226.6 million gallons, as compared to 220.3 million gallons in Q2’08.  In the third quarter of 2008, we produced 47.4 million gallons, purchased 130.3 million gallons from our marketing alliance partners, purchased 54.5 million gallons from unaffiliated producers and marketers and increased inventory by 5.6 million gallons.  Equity production increased in Q3’08 from Q2’08 by approximately 3.9%.  Equity production was 47.4 million gallons in Q3’08 versus 45.6 million gallons in Q2’08.

Corn costs in the third quarter of 2008 increased to $5.78 per bushel, higher than our Q2’08 cost of $5.38 per bushel but still lower than the Q3’08 CBOT average daily closing price of $5.82 per bushel.  Our corn costs do not include realized or unrealized gains or losses from corn futures contracts, as these are included in other non-operating income.  At the end of Q3’08, we had fixed the pricing on approximately 39% of our corn requirements through December 2008 at a price of $5.25 per bushel through a combination of physical forward contracts, cash contracts and CBOT futures contracts.

Co-product revenue for Q3’08 was $33.7 million, versus $37.0 million for Q2’08.  Co-product revenue, as a percentage of corn cost, fell to 32.3%.  Lower pricing was the major cause of the decrease.  In Q3’08, we sold 284.1 thousand tons of co-products, versus 272.8 thousand tons of co-products in Q2’08.  Co-product tonnage increased primarily as a result of a change in product mix, with increased sales of wet distillers grain and increased CO2 sales.

Conversion costs in the quarter increased $0.04 per gallon to $0.77 per gallon, as compared to $0.73 per gallon in Q2’08.  The increase in conversion costs was primarily due to increased maintenance and utility costs.

Our freight and distribution costs in Q3’08 were $0.19 per gallon versus $0.20 per gallon in Q2’08.  Freight/logistics cost per gallon as discussed is calculated by taking total freight/logistics expenses incurred (including costs to ship co-products) and dividing by the total ethanol gallons sold.  Although fuel surcharges are easing, freight costs continue to be negatively impacted by such surcharges, and from general freight increases associated with moving product along longer supply lines to emerging new markets in the Southeast.

Depreciation expense was $3.4 million in Q3’08 and $3.3 million in Q2’08.

Selling, general & administrative expenses were $8.8 million in Q3’08 as compared to $10.1 million in Q2’08.  The lower expense in Q3’08 primarily relates to reductions in stock-based compensation expense as a result of changes in forfeiture estimates and the number of performance shares expected to vest totaling $1.2 million.  In addition, legal and other outside service fees decreased by $0.6 million.

Interest income for Q3’08 totaled $0.3 million, as compared to $0.5 million in Q2’08.  Interest income decreased primarily due to lower levels of available funds to invest.

Interest expense for the third quarter was $0.2 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10% senior unsecured notes, $0.2 million of amortization of deferred financing fees, reduced by capitalized interest of $7.5 million.  We made a semi-annual interest payment of $15 million on our 10% senior unsecured notes as scheduled on October 1.

Other non-operating income for the third quarter of 2008 includes $18.4 million of realized and unrealized net gains on derivative contracts, including the effect of marking to market derivative contracts, versus net losses in the second quarter of 2008 of $14.1 million.  Derivative gains and losses for Q3’08 are composed of net realized gains on CBOT corn positions of $0.3 million, net realized losses on short gasoline future positions of $4.8 million, net unrealized gains on CBOT corn positions of $12.3 million and net unrealized gains on short gasoline positions of $10.6 million.  All of our derivative positions require cash settlement on a daily basis.  Without such cash settlement on derivative contracts, cash flows from operations would have been significantly lower.  Offsetting our short gasoline positions are forward ethanol sales contracts that are indexed to gasoline.  Such contracts are not marked to market.  Also not marked to market are forward contracts to purchase corn that are either stand alone, or are taken against short futures positions.

Income tax expense in Q3’08 totaled $1.8 million.  The effective income tax rate in Q3’08 was approximately 42% of pre-tax income.  For the year, the Company does not expect to receive an income tax benefit related to the losses incurred on auction rate securities as it does not expect to have sufficient capital gains to offset the $31.6 million capital loss.  As a result, the Company recorded a valuation allowance equal to the amount of the income tax benefit it recorded resulting from the loss on the auction rate securities.

Third Quarter 2008 versus Third Quarter 2007

For Q3’08, net income was $2.5 million, or $0.06 per diluted share, as compared to net income of $3.0 million, or $0.07 per diluted share, in Q3’07.  Net income in the current quarter decreased primarily as a result of lower commodity spreads and higher conversion costs, offset by realized and unrealized net gains on derivative positions, lower SG&A costs and larger capitalized interest amounts.  Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, declined from $1.09 per gallon in Q3’07 to $0.98 per gallon in Q3’08.  The average sales price per gallon of ethanol increased in Q3’08 to $2.47 per gallon from the $2.01 average received in Q3’07.  However, corn costs during the third quarter of 2008 averaged $5.78 per bushel, significantly higher than our third quarter 2007 cost of $3.81 per bushel.  Conversion cost in Q3’08 was $0.77 per gallon as compared to $0.63 per gallon in Q3’07.

The average inventory cost of $2.08 per gallon at the end of the Q3’08 (including the effect of the lower of cost or market inventory adjustment) versus $2.28 at the end of Q2’08, using our weighted-average FIFO approach to calculating inventory, reflects declining ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q2’08 with a $2.28 per gallon value as prices decreased during Q3’08 was a negative impact to cost of goods sold of approximately $7.3 million.  This amount includes the $4.7 million lower of cost or market inventory adjustment.  Similarly, declining prices throughout Q3’07 negatively impacted cost of goods sold by $10.6 million.

Gallons of ethanol sold in the third quarter of 2008 increased to a record 226.6 million gallons, as compared to 162.0 million gallons in the third quarter of 2007.  Ethanol sales for the quarter increased primarily as a result of an increase in the number of gallons available to sell from marketing alliance partners and purchase/resale transactions.  Gallons produced during the quarter increased to 47.4 million gallons from 46.8 million gallons in the third quarter of 2007.

Capital Expenditures and Liquidity

During the third quarter of 2008, we spent approximately $84.7 million, excluding capitalized interest, on capital projects.  Of this amount, $3.3 million was spent on maintenance and environmental projects, while $81.4 million was spent on capacity expansion projects.  The remaining amount we currently expect to spend through the second quarter of 2009 on capital expansion projects, excluding capitalized interest, is approximately $109.9 million.

As of September 30, 2008, the Company has available under its existing secured revolving credit facility approximately $132.9 million in borrowing capacity (including the $50 million we previously indicated that we do not expect to be able to access), which is net of $22.2 million in outstanding letters of credit.  Nothing was drawn on this facility at the end of the third quarter of 2008.  In early October 2008, we drew down $60 million on our secured revolving credit facility.  We have invested these funds in cash equivalents until needed.  Proforma cash on hand at September 30, 2008, including this $60 million borrowing, would have been $96.3 million.

In addition to extending the construction period and pushing out the start-up date for our ethanol facility expansion in Aurora, Nebraska as previously announced, we continue to evaluate a number of other actions designed to increase the amount of liquidity available to us, including; reducing inventory levels, seeking additional debt and equity financing, potentially delaying construction or start-up of our Mt. Vernon, Indiana expansions and other strategic initiatives.  We cannot assure you that any of these initiatives will generate additional liquidity for us on acceptable terms or at all.

Purchase of Minority Interest in Nebraska Energy, LLC

In early October, the Company completed its purchase of the 21.58% of Nebraska Energy, LLC which it did not already own.  The Company issued 1 million shares of its common stock to acquire the remaining interest.

Marketing Alliance and Other

Purchases from marketing alliance partners increased approximately 8% in Q3’08 compared to Q2’08.  Our marketing alliance annualized volume at the end of Q3’08 totaled 639 million gallons. With our own equity production, our marketing alliance partner volumes, and purchase/resale volumes, we distributed approximately 900 million gallons of ethanol on an annualized basis in Q3’08.

The current difficult operating environment for ethanol production has led to some curtailments of production and may also force some of our marketing alliance partners to reduce or temporarily cease production.  We have experienced some disruptions in contracted supply volumes in the fourth quarter.

During the third quarter of 2008, the Company did not repurchase any of its common stock under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $45.9 million.

Third Quarter Conference Call

The Company will hold a conference call at 8:00 am central time (9:00 am eastern time) on Friday, October 31, 2008 to discuss the contents of this press release.  Dial in to the conference call at (888) 713-4211 (U.S.) or (617) 213-4864 (International), access code: 20420705, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through December 1, 2008 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  58725384.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income excluding losses related to auction rate securities and net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                  National, state or local energy policy;

•                  Federal ethanol and biodiesel tax incentives;

•                  Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                  State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                  Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•                  Our ability to complete our ethanol plant expansion projects in a timely manner and at the expected cost;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Tables to follow –

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended			Nine months ended
(In thousands except per share amounts)	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Net sales	$599,520	$601,591	$360,674	$1,711,059	$1,192,250
Cost of goods sold	605,990	568,731	362,401	1,660,586	1,138,133
Gross profit	(6,470)	32,860	(1,727)	50,473	54,117
Gross profit %	(1.1)%	5.5%	(0.5)%	2.9%	4.5%

Selling, general and administrative expenses	8,763	10,139	9,384	27,771	27,761
Loss related to auction rate securities	—	8,476	—	31,601	—
Other (income)	(405)	(1,617)	(169)	(2,799)	(847)
Operating income (loss)	(14,828)	15,862	(10,942)	(6,100)	27,203
Other income (expense):
Interest income	254	506	3,576	2,999	9,111
Interest expense	(235)	(1,125)	(5,359)	(3,751)	(12,716)
Other non-operating income (expense)	18,367	(14,121)	(953)	6,114	5,055
Minority interest	725	314	(103)	1,230	(1,346)
Income (loss) before income taxes	4,283	1,436	(13,781)	492	27,307
Income tax expense (benefit)	1,797	3,354	(16,776)	10,719	(3,235)
Net income (loss)	$2,486	$(1,918)	$2,995	$(10,227)	$30,542

Per share data:
Income (loss) per common share – basic:	$0.06	$(0.05)	$0.07	$(0.24)	$0.73
Basic weighted average number of common shares	41,971	41,971	41,949	41,927	41,891

Income (loss) per common share – diluted:	$0.06	$(0.05)	$0.07	$(0.24)	$0.72
Diluted weighted average number of common and common equivalent shares	42,010	41,999	42,385	41,958	42,497

Gallons by source:
Gallons produced	47,381	45,590	46,824	140,706	146,410
Gallons purchased from alliance partners	130,278	120,225	84,638	380,392	294,452
Gallons purchased from non-affiliated producers	54,495	49,144	28,821	142,603	72,434
Inventory (increase) decrease	(5,584)	5,305	1,746	(5,625)	652
Total gallons sold	226,570	220,264	162,029	658,076	513,948

Net income (loss)	$2,486	$(1,918)	$2,995	$(10,227)	$30,542
Loss related to auction rate securities	—	8,476	—	31,601	—
Net income excluding loss related to auction rate securities	$2,486	$6,558	$2,995	$21,374	$30,542

Per share data:
Net income per common share excluding loss related to auction rate securities– diluted:	$0.06	$0.16	$0.07	$0.51	$0.72
Diluted weighted average number of common and common equivalent shares	42,010	41,999	42,385	41,958	42,497

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)		(Unaudited)

Assets
Cash and cash equivalents	$36,255	$17,171	$39,424
Short-term investments	—	211,500	282,868
Accounts receivable, net	77,491	73,058	47,800
Inventory	119,644	81,488	60,787
Income taxes receivable	1,850	11,962	14,186
Other current assets	9,756	12,816	5,795
Property, plant and equipment, net	102,821	111,867	111,602
Construction in process	444,683	226,410	144,634
Net deferred tax assets	—	1,196	2,109
Other assets	14,851	14,717	13,762
Total assets	$807,351	$762,185	$722,967
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$139,562	$97,118	$53,930
Accrued interest	15,000	7,500	15,333
Long-term debt	300,000	300,000	300,000
Minority interest	8,601	9,832	9,840
Net deferred tax liabilities	1,048	—	—
Other long-term liabilities	3,577	3,864	3,971
Total liabilities	467,788	418,314	383,074
Stockholders’ equity	339,563	343,871	339,893
Total liabilities and stockholders’ equity	$807,351	$762,185	$722,967

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
(In thousands)	2008	2007

Operating Activities
Net income (loss)	$(10,227)	$30,542
Adjustments to reconcile net income to net cash provided by operating activities:
Loss related to auction rate securities	31,601	—
Lower of cost or market adjustment related to inventory	4,538	1,600
Depreciation and amortization	10,726	9,765
Deferred income taxes	2,244	(7,939)
Stock based compensation expense	4,510	5,258
Minority interest	(1,230)	1,346
Other	(376)	139
Net changes in operating assets and liabilities	14,826	13,193
Net cash provided by operating activities	56,612	53,904

Investing Activities
Additions to property, plant and equipment	(221,980)	(149,898)
Sales of short-term securities	179,899	—
Indemnification proceeds	3,039	—
Proceeds from the sale of fixed assets	14	—
Investment in short-term securities	—	(183,943)
Net cash provided by (used for) investing activities	(39,028)	(333,841)

Financing Activities
Proceeds from the issuance of senior unsecured notes	—	300,000
Payment of debt issuance costs	—	(8,220)
Purchase of treasury stock		(991)
Other	1,500	—
Proceeds from stock option exercises	—	508
Distributions to minority shareholders	—	(1,727)
Net cash provided by financing activities	1,500	289,570
Net increase in cash and cash equivalents	19,084	9,633
Cash and cash equivalents at beginning of period	17,171	29,791
Cash and cash equivalents at end of period	$36,255	$39,424

Cost of Goods Sold Breakout (Unaudited)

	Three months ended			Nine months ended
(In millions)	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Gross corn costs	$104.2	$92.1	$67.1	$277.1	$206.5
Conversion costs	36.7	33.1	29.4	99.5	87.4
Depreciation	3.4	3.3	3.3	10.0	9.3
Freight/distribution costs	44.0	44.3	31.0	130.5	89.2
Inventory change
Volume (1)	(13.1)	11.2	4.0	(13.3)	2.7
Price (2)	7.3	(13.7)	10.6	(10.2)	8.6
Other (3)	(0.1)	0.3	(0.1)	(0.1)	(0.7)
Total inventory change	(5.9)	(2.2)	14.5	(23.6)	10.6

Purchased ethanol and pass through taxes	423.6	398.1	217.1	1,167.1	735.1
Total cost of goods sold	$606.0	$568.7	$362.4	$1,660.6	$1,138.1

(1)	Volume = change in volume x current periods price
(2)	Price = change in price x previous period volume
(3)	Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses

This press release contains, and our conference call will include, references to net income excluding losses related to auction rate securities, net income per common share excluding loss related to auction rate securities–diluted and unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), along with certain operational statistics, which are non-GAAP financial measures.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides net income excluding losses related to auction rate securities, net income per common share excluding loss related to auction rate securities– diluted and adjusted EBITDA measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended			Nine months ended
(In thousands) (Unaudited)	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Net income (loss)	$2,486	$(1,918)	$2,995	$(10,227)	$30,542
Depreciation	3,368	3,317	3,332	10,016	9,307
Loss related to auction rate securities	—	8,476	—	31,601	—
Non-cash stock-based compensation expense	628	2,008	1,913	4,510	5,258
Minority interest	(725)	(314)	103	(1,230)	1,346
Interest expense	235	1,125	5,359	3,751	12,716
Interest income	(254)	(506)	(3,576)	(2,999)	(9,111)
Income tax expense (benefit)	1,797	3,354	(16,776)	10,719	(3,235)
Adjusted earnings before interest, taxes, depreciation and amortization	$7,535	$15,542	$(6,650)	$46,141	$46,823

Production and Operating Statistics (Unaudited)

	Three months ended			Nine months ended
	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Gross ethanol revenue per gallon sold	$2.47	$2.50	$2.01	$2.40	$2.13
Less: freight/distribution cost per gallon sold (1)	$0.19	$0.20	$0.19	$0.20	$0.17
Net ethanol revenue per gallon sold	$2.28	$2.30	$1.82	$2.20	$1.96

Corn cost per bushel	$5.78	$5.38	$3.81	$5.22	$3.79
Yield (gallons per bushel) (2)	2.63	2.66	2.66	2.65	2.69
Bushels consumed (in millions)	18.0	17.1	17.6	53.1	54.4
Co-product return % (3)	32.3%	40.2%	35.8%	37.5%	34.0%

Commodity spread per gallon	$0.98	$1.29	$1.09	$1.17	$1.20
Less: conversion cost per gallon produced	$0.77	$0.73	$0.63	$0.71	$0.60
Less: freight/distribution cost per gallon (1)	$0.19	$0.20	$0.19	$0.20	$0.17
Commodity spread less conversion cost and freight (per gallon)	$0.02	$0.36	$0.27	$0.26	$0.43

Inventory value per gallon	$2.08	$2.28	$1.61	$2.08	$1.61
Inventory gallons (in millions) (4)	42.8	36.5	28.6	42.0	28.6

Total co-product revenue (in millions)	$33.7	$37.0	$24.0	$104.0	$70.3

Corn costs – gross (in millions)	$104.2	$92.1	$67.1	$277.1	$206.5
Less: Co-product revenue assigned to corn costs (in millions) (5)	$31.3	$27.6	$20.1	$83.1	$62.0
Adjusted corn cost (in millions)	$72.9	$64.5	$47.0	$194.0	$144.5

Conversion costs (in millions)	$36.7	$33.1	$29.4	$99.6	$87.4
Less: co-product returns in excess of typical dry mill returns (in millions) (6)	$2.4	$9.4	$3.9	$20.9	$8.3
Adjusted conversion costs (in millions)	$34.3	$23.7	$25.5	$78.7	$79.1
Adjusted conversion costs per gallon	$0.72	$0.52	$0.54	$0.56	$0.54

(1)	Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold. Total freight/distribution costs as shown also include cost to ship co-products.
(2)	Yield equals gallons produced divided by bushels consumed
(3)	Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost
(4)	Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.
(5)	Assumes 30% co-product returns as per industry expectations for a dry mill.
(6)	Reflects excess of actual co-product revenue in excess of 30% industry expectation for a dry mill

Outstanding Hedge Positions (Unaudited)

		Weighted	Marked
		Average	To	Value at
Period	Quantity	Price ($)	Market	September 30, 2008
				(in millions)
Fixed Price Forward Physical Corn Contracts
(millions of bushels)
Q4’08	9.3	5.25	no	n/a
Q1’09	4.4	5.85	no	n/a
Q2’09	0.3	7.57	no	n/a
Q4’09	0.7	5.07	no	n/a

Long CBOT Corn Futures Positions
(millions of bushels)
Q4’08	0.1	4.97	yes	$0

Short CBOT Corn Futures Positions
(millions of bushels)
Q4’08	1.9	6.23	yes	$2.5
Q1’09	3.3	5.68	yes	$2.1
Q2’09	0.3	7.99	yes	$0.7
Q4’09	0.4	4.69	yes	$(0.3)

Short Gasoline Futures Positions
(millions of gallons)
Q4’08	3.9	2.06	yes	$(1.5)